QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
FairPoint Communications, Inc.:

        We consent to the incorporation by reference in the registration statement (No. 333-122809) on Form S-8 of FairPoint Communications, Inc. of our report dated March 10, 2005 relating to the consolidated balance sheets of FairPoint Communications, Inc, and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity (deficit), comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 Annual Report to Stockholders on Form 10-K of FairPoint Communications, Inc.

/s/ KPMG LLP

Omaha, Nebraska
March 24, 2005

QuickLinks

Consent of Independent Registered Public Accounting Firm